Exhibit 1.1

SECRETARY’S CERTIFICATE

OF

Q&K INTERNATIONAL GROUP LIMITED

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1- 1111

Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Secretary of Q&K INTERNATIONAL GROUP LIMITED (the “Company”) DO HEREBY CERTIFY that the following is an extract of a Special Resolution passed by the Members of the Company at the Annual General Meeting held on 13th September 2022, and that such resolution has not been modified.

Special Resolution

/s/ Rowan Wu

Rowan Wu

for and on behalf of

Conyers Trust Company (Cayman) Limited

Secretary

Dated this 13th day of September 2022

www.verify.gov.ky File#: 290837

Exhibit 1.1

Filed: 13-Sep-2022 10:22 EST Auth Code: K13692294659